Exhibit 99.77(q)(e)(1)

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

Voya EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

AGREEMENT dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Emerging Markets High Dividend Equity Fund (the “Fund”), a Delaware statutory trust, and Voya Investments, LLC, a limited liability company organized and existing under the laws of the State of Arizona (the “Agreement”).

WHEREAS, the Fund is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the Fund desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	Employment of Manager.

The Fund hereby employs the Manager, and the Manager hereby accepts such employment, to render investment advice and investment services (“Advisory Services”) with respect to the assets of the Fund, and all administrative services reasonably necessary as of January 1, 2015 for the ordinary operation of the Fund (“Administrative Services”), subject to the supervision and direction of the Board of Trustees of the Fund (the “Trustees”), provided, however, that the Advisory Services and Administrative Services shall not include the services identified on Schedule A and, therefore, such services shall be deemed to be outside the scope of this Agreement.

The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management of the investment operations of the Fund, and shall, as part of its duties hereunder:  (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trustees may request; (iii) furnish such office space and personnel as is needed by the Fund; and (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trustees.

Subject to the approval of the Trustees of the Fund, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Fund and Manager understand and agree that the Manager may manage the Fund with one or more Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Fund; and (ii) periodically make recommendations to the Fund’s Trustees regarding the results of its evaluation and monitoring functions. The Fund recognizes that, subject to the approval of the Trustees of the Fund, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Fund.

2.  Best Judgment.  The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund, including the Advisory Services and the Administrative Services, as contemplated by this Agreement.

3.  Exclusivity.  The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the Advisory Services and Administrative Services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.  Best Efforts.  The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, in the management of the Fund’s assets, and in the provision of Advisory Services and Administrative Services, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

5.  Statements and Reports.  The Fund will from time to time furnish to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request.

6.  Tender Offers.  Whenever the Manager has determined that the Fund should tender securities pursuant to a “tender offer solicitation,” the Manager shall designate an affiliate as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal

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securities laws and rules thereunder and the rules of any securities exchange or association of which such affiliate may be a member. Such affiliated dealer shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager or such affiliate (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Fund shall enter into an agreement with such affiliate to reimburse it for all expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

7.  Expenses.

(a) The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement described on Schedule B attached hereto, as it may be revised from time to time to account for changes in the vendors paid.

(b) The Fund shall be responsible for all of the expenses of its operations, including, without limitation, the management fee payable hereunder and extraordinary expenses, such as litigation expenses.

(c) To the extent the Manager incurs any costs or performs any services which are an obligation of the Fund, as set forth in this Agreement, the Fund shall promptly reimburse the Manager for such costs and expenses.  To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund only to the extent of its costs for such services.

8.  Delegation.

(a)  The Manager may delegate the performance of certain Advisory Services, as described hereunder, to a Sub-Adviser.

(b)  The Administrative Services provided hereunder may be furnished by any directors, officers or employees of the Manager or of affiliates of the Manager.  The Manager may, at the expense of the Manager, retain the services of a third party as its delegate, under the Manager's supervision, to provide in its stead any Administrative Service.  Any such delegation of Advisory Services to a Sub-Adviser, or of Administrative Services to a third party, shall be subject to the approval of the Fund’s Board of Trustees.

(c)  The Manager shall remain liable to the Fund for any Administrative Service delegated to a third party pursuant to this Section 8 to the same extent as if the Manager provided the services itself.

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9.  Oversight of Sub-Advisers.  In the event that the Manager wishes to select others to render Advisory Services, the Manager shall analyze, select and recommend for consideration and approval by the Fund’s Board of Trustees investment advisory firms (however organized) to provide investment advice to the Fund, and, at the expense of the Manager, engage (which engagement may also be by the Fund) any such investment advisory firm to render investment advice and manage the investments of the Fund and the composition the Fund’s portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the Fund’s investment objective or objectives and policies as stated in the Fund’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”). The Manager shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the Fund:

(a)  Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Fund, including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the Fund and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b)  Prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

(c)  Review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

(d)  Review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

(e)  Perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f)  Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under each Sub-Adviser’s Sub-Advisory Agreement;

(g)  Assist the Board of Trustees and management of the Fund in developing and reviewing information with respect to the initial approval of the Sub-Adviser Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(h)  Monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of the Fund, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i)  If appropriate, analyze and recommend for consideration by the Fund’s Board of Trustees termination of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to the Fund;

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(j)  Identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k)  Designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

(l)  Perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

10.  Compensation.

(a)  The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all Administrative Services and Advisory Services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee equal to the amount specified for the Fund on Schedule C.

(b)  The management fees shall be accrued daily by the Fund and paid to the Manager at the end of each calendar month.

(c)  To the extent that the gross operating costs and expenses of the Fund (excluding any interest taxes, brokerage commissions, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation) exceed the allowable expense limitations of the state in which shares of the Fund are registered for sale having the most stringent expense reimbursement provisions, the Manager shall reimburse the Fund for the amount of such excess.

(d)  The management fee payable by the Fund hereunder shall be reduced to the extent that an affiliate of the Manager has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith, as referred to in Section 7 herein.

11.  Prohibition on Short Positions. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act, as amended.

12.  Actions in Contravention of Organizational Documents.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Declaration of Trust or By-Laws of the Fund, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

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13.  Liability of the Manager.

(a)	Liability with respect to the Provision of Advisory Services.

(i)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund, or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering Advisory Services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(ii)  Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel and Trustees’ fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, the holding of meetings of its shareholders or Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as a result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures: (1) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Fund’s Trustees, or (2) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this subsection 13(a)(ii), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or by a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Fund the amount due for expenses subject to this subsection 13(a)(ii) within thirty (30) days after a bill or statement has been received by the Fund therefor. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others or costs, expenses, or damages heretofore incurred by the Fund for costs, expenses, or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

(iii)    No provision of this Agreement shall be construed to protect any director or officer of the Fund, or of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

(b)	Liability with respect to the Provision of Administrative Services.

In providing the Administrative Services, the Manager may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors/trustees employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any Administrative Services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager's duties, or by reason of

6

reckless disregard of the Manager's obligations and duties under this Agreement.  The liability incurred by the Manager pursuant to this Section 13(b) with respect to a Fund in any year shall be limited to the revenues of the Manager derived from the Fund in that fiscal year of the Fund.  The Manager shall look solely to the Fund’s property for satisfaction of claims of any nature against the Fund or a director, officer, employee or agent of the Fund individually arising in connection with the affairs of the Fund.

(c)  Fund Disclosures.

(i)     The Manager shall be responsible for preparing the Fund’s registration statements and supplements to the Fund’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the Securities and Exchange Commission (“SEC”) and other federal and state regulatory authorities as may be required by applicable law.

(ii)     Notwithstanding anything in Section 13 or elsewhere in this Agreement, the Manager shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 13(c)(i) of this Agreement.

(iii)    In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the Fund (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the Fund or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Manager shall indemnify and hold harmless the Fund and each individual who, during the term of this Agreement, serves or had served as a Trustee of the Fund who is not an “interested person” of the Fund, as such term is defined in the 1940 Act (an “Independent Trustee”), if such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the Fund’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Manager, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(iv)    In addition to the indemnification provided in Section 13(c)(iii) of this Agreement, the Manager agrees to indemnify and hold harmless the Independent Trustees for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the Fund’s Disclosure Documents, subject to the Manager’s right to assume the defense of such Disclosure Claim pursuant to Section 13(c)(ix) of this Agreement.

(v)    The parties expressly acknowledge that this Section 13(c) confers rights and remedies upon the Fund and each Independent Trustee, including the right to enforce the indemnification provided for in Sections 13(c)(iii) and 13(c)(iv) of this Agreement.  The

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obligation of the Manager to provide indemnification to the Fund and the Independent Trustees, as set forth in this Section 13(c), shall remain in effect after the termination of this Agreement.

(vi)    The indemnification of the Fund provided for in Section 13(c)(iii) of this Agreement shall apply only to the extent that any loss to the Fund is not covered by insurance held by the Fund, and shall not apply if: (A) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Fund’s Disclosure Documents; or (B) indemnification is not allowed under applicable law.

(vii)   The indemnification of an Independent Trustee provided in Sections 13(c)(iii) and 13(c)(iv) of this Agreement shall apply only to the extent that any loss to the Independent Trustee is not covered by insurance held by the Fund or the Independent Trustee , and shall not apply if: (A) losses are actually indemnified by the Fund, consistent with the Fund’s organizational documents; (B) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Fund’s Disclosure Documents; (C) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Trustee; or (D) indemnification is not allowed under applicable law.

(viii)  The Manager shall not be liable for indemnification of an Independent Trustee under this Section 13(c) unless the Independent Trustee has notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Trustee (or after such Independent Trustee shall have received notice of such service on any designated agent); provided, however, that notification of the Manager is not required if the Manager had actual knowledge about the nature of the Disclosure Claim.  In the event of a request for indemnification from an Independent Trustee, the Manager shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(ix)   In the event of a request for indemnification from the Fund or an Independent Trustee (“Indemnified Party”), the Manager shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Manager and the Indemnified Party.

(x)    Sections 13(a) and 13(b) shall not apply to a claim for indemnification under this Section 13(c).

14.  Term and Continuation.  This Agreement shall become effective on the date first written above, subject to the condition that the Fund’s Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of the Fund, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect through November 17, 2016, and shall continue from year to year thereafter so long as such continuation is approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

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15.  Termination.

(a)  This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Fund.

(b)  This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, as amended.

16.  Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.

17.  Use of Name.  It is understood that the name “Voya Investments, LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Voya®” (collectively, the “Voya Marks”) is the valuable property of the Manager and its affiliates, and that the Fund has the right to use such Voya Marks only so long as this Agreement or any subsequent agreement with the Manager in replacement of this Agreement shall continue with respect to such Fund.  Upon termination of this Agreement without its replacement by a subsequent agreement, the Fund shall, as soon as is reasonably possible, discontinue all use of the Voya Marks and shall promptly amend its Fund to change its name (if such Voya Marks are included therein).

18.  Applicable Law.

(a)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

(b)  The term “majority of the outstanding voting securities” of the Fund shall have the meaning as set forth in the 1940 Act, as amended.

(c)  This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisors Act of 1940, or any rules or orders of the SEC thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Voya EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

Voya INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

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SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

and

VOYA INVESTMENTS, LLC

EXCLUDED SERVICES

As set forth in Section 1 of this Agreement, the direct provision of the following services shall be deemed to be outside the scope of this Agreement.

1.	Underwriting or distribution services of the sort provided by the underwriter or distributor to a Fund
2.	Distribution or shareholder services provided to a Fund pursuant to a plan, whether or not adopted under Rule 12b-1 promulgated under the 1940 Act
3.	Custody services such as those currently provided by The Bank of New York Mellon and State Street Bank
4.	Fund accounting services of the sort currently provided by The Bank of New York Mellon and State Street Bank, inclusive of pricing services utilized by the fund accounting agents
5.	Transfer agency and recordkeeping services provided by various brokers/dealers and other intermediaries
6.	Transfer agency services such as those currently provided by The Bank of New York Mellon and Computershare Limited
7.	Printing and postage for shareholder reports, prospectuses and statements of additional information such as is currently provided by Merrill Corporation, Universal Wilde, RR Donnelley & Sons Company and Broadridge Financial Solutions, Inc.
8.	External counsel and legal services such as those currently provided to the Fund or to the Independent Trustees by Ropes & Gray LLP and K&L Gates LLP
9.	Audits and semi-annual reviews of financial statements, prospectuses and Form N-14 filings such as those currently provided by KPMG LLP
10.	Tax consulting services, review of tax compliance and other tax services such as those currently provided by KPMG LLP
11.	Fair value pricing services such as those currently provided by Interactive Data Corporation

A-1

12.	Proxy tabulation and solicitation services related to shareholder meetings for a Fund, such as those currently provided by Broadridge Financial Solutions, Inc. and/or Computershare Limited
13.	Identifying and tracking services for wash sales activity such as those currently provided by Gainskeeper (Wolters Kluwer Financial Services, Inc.)
14.	Brokerage services
15.	Attribution and risk analysis services provided in support of the Chief Investment Risk Officer such as those currently provided by the Bank of New York-Wilshire Atlas/Axiom Attribution and Risk Analysis System
16.	Recordkeeping services related to the Trustee deferred compensation plan such as those currently provided by Pen-Cal Administrators
17.	Call center services related to phone representatives that service existing Fund shareholders of record such as those currently provided by The Bank of New York Mellon Services
18.	Consultants hired at the request of the Board of Trustees to advise them
19.	Administrative Services that are not reasonably necessary for the ordinary operation of each Fund as of January 1, 2015, but that may be required in the future.

A-2

schedule B

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

and

VOYA INVESTMENTS, LLC

EXPENSES

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Allocated Expenses
1	General Services	KPMG LLP (17f-2 Audit Fees)	Affiliated sub-custodian account test work	50%
2	Fund Accounting/ Financial Reporting Services	Morgan Stanley GICS Direct License	Industry Classification for equity securities for financial reporting purposes	50%	Voya funds' portion is limited to a maximum of $40,000.
3	Fund Accounting/ Financial Reporting Services	RIMES Technologies Corporation	Aggregated benchmark data (returns). Data is used in Voya funds' annual and semi-annual reports and prospectuses.	60%
4	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Proxy Advisory Services and Voting Agent Service	50%
5	Proxy Voting Services	Farient	Proxy Analysis	50%
6	Finance Services	Bloomberg / Morningstar / NYSE / Strategic Insight / Institutional Investor / Etc.	Market Data Service Providers (Non-CIRO usage)	95%	Allocation to the Voya funds is based on Board usage/subscriptions. Only actual Board usage costs are allocated to the Voya funds.
7	Industry Association Dues	Investment Company Institute	General membership fees	90%	Voya funds’ portion is limited to a maximum of the fee paid by the Voya funds for Mutual Funds Directors Forum membership.

B-1

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Allocated Expenses, continued
8	Chief Investment Risk Officer[1]	Chief Investment Risk Officer (CIRO)	Costs associated with the CIRO function	40%	Overhead[2] items are allocable to the Manager.
9	Chief Compliance Officer[1]	Office of the Chief Compliance Officer (CCO)	CCO Function	0%	Overhead[2] items are allocable to the Manager.
Voya Expenses
10	General Services	Confluence	Software application to assist in monitoring the budgets and the accruals of expenses of mutual funds.	100%
11	General Services	Bonaire	Electronic system for calculation of fund fees and payments to sub-advisers. Annual license cost.	100%
12	Fund Compliance	Albridge	Electronic system for Fund Compliance - monthly compliance checklist process. Annual license cost.	100%
13	Fund Compliance	Bank of New York	Money Market Stress Testing	100%
14	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Securities Class Action Service – (SCAS)	100%
15	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	US & Global Custom Voting Agent Services / Vote Disclosure Services	100%

[1]	CIRO and CCO costs are considered “extraordinary expenses” and are therefore excluded from expenses that are subject to the Fund’s Expense Limitation Agreements.

[2]	Overhead includes the costs associated with the following items; technology (except for Market Data Services and any IT Software expenses that are for the sole use of the CIRO or CCO); facilities; equipment; printing; and postage.

B-2

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Voya Expenses, continued
16	Operational Services	Eagle Pace	Fund Data Warehouse - Annual License Agreement	100%
17	Product Management/ Development Services	The Bank of New York- Wilshire Atlas/Axiom Attribution and Risk Analysis System - Voya Use	Attribution Analysis	100%
18	Legal Services	Dechert LLP (External Legal Fees)	External counsel and legal services provided to Voya regarding Advisory/ Administrative Matters	100%
19	Legal Services	Voya Funds Services, LLC (Internal Legal Fees)	Legal services for Management and the Voya funds performed by Internal Legal Staff	100%
20	Legal Services	Diligent Boardbooks	Online Board Document Management System for Board Meeting Materials	100%
21	Legal Services	ARC System	Content Management System for Registration Statement Production	100%
22	Legal Services	Abel Noser	Trade Cost Analysis	100%
23	Legal Services	Board IQ / Ignites	Industry Publications	100%
24	Advisory Services	Manager or Sub-Adviser		100%

B-3

schedule C

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

and

VOYA INVESTMENTS, LLC

Fund	Annual Management Fee (as a percentage of Managed Assets*)
Voya Emerging Markets High Dividend Equity Fund	1.25%

*“Managed Assets” shall mean the Fund’s average daily gross asset value, minus the sum of the Fund’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares.

C-1